Exhibit 4.6

CUBESMART, L.P.,

Issuer,

and

CUBESMART,

Parent Guarantor,

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

Tenth Supplemental Indenture

Dated as of November 30, 2021

To

Indenture

Dated as of September 16, 2011

TENTH SUPPLEMENTAL INDENTURE, dated as of November 30, 2021 (this “Tenth Supplemental Indenture”), among CUBESMART, L.P., a limited partnership formed under the laws of Delaware (the “Issuer”), CUBESMART, a real estate investment trust formed under the laws of Maryland and the sole general partner and a limited partner of the Issuer (the “Parent Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

RECITALS OF THE ISSUER AND THE PARENT GUARANTOR

WHEREAS, the Issuer, the Parent Guarantor and the Trustee are parties to an Indenture dated as of September 16, 2011 (the “Indenture”) relating to the issuance from time to time by the Issuer of its Securities on terms to be specified at the time of issuance;

WHEREAS, the Issuer proposes to amend Section 612 of the Indenture as set forth in Article I below; and

WHEREAS, pursuant to Section 901(13) of the Indenture, the consent of Holders to the execution and delivery of this Tenth Supplemental Indenture is not required and all the conditions and requirements necessary to make this Tenth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or series thereof (as determined by reference to principal amount, plus accrued but unpaid interest, of the Securities held by such Holders), as follows:

ARTICLE I

AMENDMENT TO SECTION 612

Section 1.1. Amendment to Section 612. Section 612 of the Indenture is hereby amended to read as follows:

Any organization or entity into which the Trustee for the Securities of any series may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of such Trustee, shall be the successor of such Trustee hereunder, provided such organization or entity shall be otherwise qualified and eligible under this Article Six, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee or the Authenticating Agent for such series then in office, any successor by merger, conversion or consolidation to such authenticating Trustee or Authenticating Agent, as the case may be, may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee or successor Authenticating Agent had itself authenticated such Securities.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1. Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 2.2. No Representation by Trustee. The Trustee makes no representation as to the validity or sufficiency of this Tenth Supplemental Indenture.

Section 2.3. Governing Law. This Tenth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.4. Counterparts. This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

CUBESMART, L.P.

By:	CUBESMART
Its General Partner

By:	/s/ Timothy M. Martin
	Name:	Timothy M. Martin
	Title:	Chief Financial Officer and Treasurer

CUBESMART

By:	/s/ Timothy M. Martin
	Name:	Timothy M. Martin
	Title:	Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ George J. Rayzis
	Name:	George J. Rayzis
	Title:	Vice President

[Signature Page to the Tenth Supplemental Indenture]